EXHIBIT 12.1

             TEXTRON PARENT COMPANY BORROWING GROUP

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)



                                                          Three
                                                         Months
                                                          Ended
                                                        March 30,
                                                          1996
Fixed charges:
  Interest expense                                        $ 38
  Distributions on preferred securities of subsidiary
  trust, net of income taxes                                 3
  Estimated interest portion of rents                        4

    Total fixed charges                                   $ 45



Income:
  Income before income taxes and distributions on
     preferred securities of subsidiary trust             $184
  Eliminate equity in undistributed pretax income of
     finance subsidiaries                                  (62)
  Fixed charges                                             45

    Adjusted income                                       $167



Ratio of income to fixed charges                          3.71